UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2012, the compensation committee of the board of directors (the “Committee”) of AVI BioPharma, Inc. (the “Company”) approved 2011 performance-based bonuses to our executive officers. The aggregate bonus amounts set forth below were calculated based on achievement of the Company’s pre-established corporate goals at the 60% level multiplied by each executive’s target bonus for fiscal year 2011 (prorated for the number of days such executive was employed by the Company in fiscal 2011). The Committee provided Mr. Garabedian, the Company’s President and Chief Executive Officer, with the choice to receive his entire 2011 performance-based bonus solely in the form of equity awards, both stock options and restricted stock units (“RSUs”). For Dr. Kaye, the Company’s Senior Vice President and Chief Medical Officer, half of the aggregate bonus amount is payable in cash and half is payable in the form of an equity award of either stock options or RSUs, at Dr. Kaye’s election. Historically, performance-based bonuses have been paid to the Company’s executives solely in cash; however, due to the Company’s focus on preserving its cash resources, the Committee determined that the 2011 performance-based bonuses would be paid in half cash and half equity, with the exception of Mr. Garabedian who elected to receive no cash consideration and instead received his entire 2011 performance-based bonus solely in equity.

Name	Title	Aggregate Value of 2011 Performance- Based Bonus	Portion of 2011 Performance-Based Bonus Paid in Cash	Stock Option Grant (in shares) (1)	RSU Grant (in shares) (2)
Christopher Garabedian	President and Chief Executive Officer	$147,000	N/A	245,000	81,666
Edward Kaye, M.D.	Senior Vice President and Chief Medical Officer	$40,866	$20,433	68,110	N/A

(1)

Each of Mr. Garabedian and Dr. Kaye elected to receive half of the 2011 performance-based bonus in the form of a stock option grant. The number of shares subject to each stock option grant was determined by the following formula: the product of (a) one-half of the executive’s 2011 performance-based bonus, divided by $0.90, the closing price of the Company’s common stock on The NASDAQ Global Market on April 24, 2012 (the “Closing Price”), multiplied by (b) three (rounded down to the nearest whole share). The options granted to each executive have an exercise price equal to the Closing Price and a term of ten years. One-fourth of the shares underlying each stock option grant will vest on the first anniversary of the grant date, and 1/48th of the shares underlying each stock option grant will vest on each monthly anniversary thereafter, such that the shares underlying each stock option grant will be fully vested on the fourth anniversary of the grant date, so long as the executive continues to provide services to the Company through each date.

(2)	The number of shares subject to Mr. Garabedian’s RSU grant was determined by the following formula: one-half of Mr. Garabedian’s 2011 performance-based bonus, divided by the Closing Price (rounded down to the nearest whole share). Half of the shares underlying the RSU will vest on the first anniversary of the grant date, one-fourth of the shares underlying the RSU will vest on the 18-month anniversary of the grant date and the remaining one-fourth of the shares underlying the RSU will vest on the second anniversary of the grant date, so long as Mr. Garabedian continues to provide services to the Company through each date.

Additional details regarding the Company’s policy of granting bonuses to its executive officers will be provided in the Company’s Amendment No. 1 to its Annual Report on Form 10-K, which will be filed on or before April 30, 2012.

In connection with the Committee’s approval of the 2011 performance-based bonuses, the Committee approved a form of restricted stock unit award agreement (the “RSU Agreement”) for use with the Company’s 2011 Equity Incentive Plan (the “Plan”). The RSU Agreement sets forth the standard terms and conditions that apply to grants of RSUs pursuant to the Plan. The foregoing description is not a complete summary of the terms of the RSU Agreement and is qualified in its entirety by the terms of the RSU Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 25, 2012, the Company issued a press release announcing the presentation of additional data from its Phase IIb study of eteplirsen for the treatment of Duchenne muscular dystrophy at the American Academy of Neurology 64th Annual Meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Restricted Stock Unit Award Agreement under the 2011 Equity Incentive Plan.
99.1	Press release dated April 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: April 25, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Restricted Stock Unit Award Agreement under the 2011 Equity Incentive Plan.
99.1	Press release dated April 25, 2012.